Exhibit 10.4
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is entered into effective for all purposes and in all respects as of January
7, 2008 by and between James L. Donald (“Donald”) and Starbucks Corporation (“Starbucks”).
RECITALS
     A. Donald was employed by Starbucks as its president and chief executive officer. Donald’s employment at Starbucks was terminated by Starbucks on January 7, 2008 (the “Separation Date”); and, as a consequence thereof, Donald resigned from the Board of Directors of Starbucks (the “Board”) effective as of January 7, 2008.
     B. Starbucks and Donald enter this Agreement to clarify their respective rights and responsibilities arising out of the termination of Donald’s employment relationship and his resignation as a member of the Board, in exchange for Donald’s (1) agreement to cooperate in the transition of his executive responsibilities, (2) reaffirmation and clarification of his existing obligations arising under the non-competition agreement pursuant to Paragraph 5 (the “Non-Competition Agreement”), and (3) additional confidentiality agreement set forth in Paragraph 5 (the “Confidentiality Agreement”).
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:
     1. Separation Date and Responsibilities. Donald’s employment with Starbucks ended on January 7, 2008, and Donald resigned from the Board effective as of such date. Accordingly, Donald has no further duties or responsibilities to Starbucks or the Board, as applicable. Donald does, however, agree to remain reasonably available to Starbucks over the course of the subsequent twelve (12)-month period following the Separation Date to assist on an as-needed basis in transitioning his executive responsibilities; provided, however, that, in the event that Starbucks calls upon Donald to do so, Starbucks shall pay Donald a mutually agreeable fee and reimburse him for all associated costs and expenses.
     2. Compensation. Except as is expressly provided in this Agreement, Donald agrees and acknowledges that he is, and shall be, entitled to no further or additional compensation of any kind after the Separation Date. If Donald signs this Agreement and does not revoke it pursuant to Paragraph 14, then, in exchange for the obligations pursuant to the Non-Competition Agreement and the Confidentiality Agreement, the transition of executive responsibilities, and the releases and promises contained in this Agreement, Starbucks shall pay Donald an amount equal to $1,250,000, payable in equal amounts on a bi-weekly basis during the twelve (12)-month period immediately following the Separation Date (with a make-up in the first payment for the time lag between January 7, 2008 and the latter date of execution of this Agreement by the parties hereto), subject to customary tax and other withholdings. Starbucks and Donald agree that these payments are expressly conditioned on Donald’s strict compliance with the Non-Competition Agreement (as modified in the second subparagraph of Paragraph 5 hereof) and the Confidentiality Agreement. Any material violation of either of such Agreements, shall — after (i) written notice to Donald of the alleged violation, (ii) a period of ten (10) business days for Donald to respond thereto in writing, (iii) if in dispute, a period of thirty (30) days to resolve the same or submit the same to arbitration and (iv) if submitted to arbitration, a period of ninety (90) days for the arbitrator (after appointment by the President of the American Arbitration Association) to reach a conclusion — result in a forfeiture by Donald of any unpaid compensation that might otherwise be owing to him pursuant to this Paragraph 2. Subject to the foregoing notice and resolution provisions, Starbucks may, in addition, pursue whatever other rights or remedies it may have against Donald, including, without limitation, enforcing this Agreement, the Non-Competition Agreement (as modified in the second subparagraph of Paragraph 5 hereof) or the Confidentiality Agreement, through injunctive relief and/or seeking an award of attorneys’ fees and costs.
     3. Valid Consideration. Donald and Starbucks agree that the offer of compensation by Starbucks to Donald described in the preceding paragraph is not required by Starbucks policies or procedures or by any pre-existing contractual obligation of Starbucks or by any statute, regulation or ordinance, and is agreed to by Starbucks and Donald solely as consideration to Donald for entering into and executing this Agreement.
     4. Stock Options and Other Compensation and Benefits. Donald acknowledges and agrees that any vested options to acquire shares of Starbucks common stock shall expire or be exercisable in accordance with the terms and conditions of the applicable plan documents, program documents and grant agreements, as summarized in Exhibit A attached hereto, captioned “Options and Awards Summary”. Donald agrees that he will conduct any and all market transactions involving Starbucks securities in compliance with the Starbucks Insider Trading Policy and Blackout Procedures, if and so long as the same are applicable to him.
     Donald shall be entitled to certain coverage under the Starbucks group health plans after the Separation Date to the extent he timely elects and remains eligible for such coverage pursuant to the Federal law known as “COBRA” and the Starbucks COBRA procedures.
     Donald’s continuing participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements shall terminate effective as of the Separation Date. Donald acknowledges and agrees that he shall not be entitled to any compensation and benefits from and after the Separation Date except as specified in this Agreement, the terms of the Starbucks 401(k) Plan or the Management Deferred Compensation Plan, as summarized in Exhibit B attached hereto, captioned “MDCP Savings Statement”.
     5. Reaffirmation and Clarification of Non-Competition Agreement and Confidentiality Agreement. Donald expressly reaffirms and clarifies his on-going duties and responsibilities under the Non-Competition Agreement by executing the Non-Competition Agreement attached to this Agreement.

     Starbucks agrees and clarifies that, under Donald’s Non-Competition Agreement, it shall not seek to limit Donald’s subsequent employment with a grocery chain (such as Pathmark, Albertson’s or Safeway), or with another retailer the principal business of which is not coffee or coffee related, or with a fast-food restaurant chains such as Wendy’s, Arby’s or Burger King. However, it is agreed by both Starbucks and Donald that McDonald’s and Dunkin’ Donuts are companies that directly compete with Starbucks field of business, so that Donald’s obligations under the Non-Competition Agreement will apply.
     In addition, Donald agrees not to use, publish, misappropriate or disclose any Confidential Information following the Separation Date, except as expressly authorized in writing by the Board. For this purpose, “Confidential Information” shall have the meaning set forth in the Non-Competition Agreement and incorporated herein by reference. If Donald violates his agreement set forth in this subparagraph, Starbucks shall have (i) the right or remedy, in the event of a breach or a threatened breach, to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Starbucks and that money damages will not provide an adequate remedy, and (ii) all other rights and remedies available at law or in equity. The agreement set forth in this paragraph supplements Donald’s other confidentiality agreements with Starbucks, including obligations imposed under all applicable Starbucks policies and procedures, as well as those imposed by law.
     6. General Release of Claims. Donald expressly waives any claims against Starbucks, including its affiliates, subsidiaries, stockholders, directors, officers, managers, representatives, agents, and employees, past and present from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Donald’s employment with Starbucks or the ending of that relationship, except as to Starbucks’ current and ongoing obligations set forth in this Agreement. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Starbucks right to terminate employees, or any Federal, state, or other governmental statute, executive order, or ordinance.
     This waiver and release shall be construed as broadly and comprehensively as applicable law permits. However, it shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including without limitation the right to file a charge or participate in an investigation or proceeding conducted by the EEOC pursuant to the Age Discrimination in Employment Act (“ADEA”); provided that Donald waives any right to recover monetary remedies on his own behalf.
     Starbucks expressly waives and releases any claim against Donald related in any way to his employment with Starbucks, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement. The only exception to this waiver and release is any claim Starbucks might have against Donald for fraud or willful misconduct.

     7. Nondisparagement. Donald agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Starbucks, its business or related activities, its shareholders, employees or agents or the relationship between the parties.
     Starbucks agrees that its Board members and principal officers shall similarly refrain from making any derogatory or disparaging comments about Donald to the press or any individual or entity.
     8. Return of Property. Donald confirms that he has or will expeditiously return to Starbucks all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Starbucks or any of its current or former employees or generated by Donald on behalf of Starbucks in the course of Donald’s employment. Starbucks shall expeditiously notify Donald if it believes that Donald has not so returned any item or items.
     9. Additional Cooperation. Donald agrees that he will give Starbucks his full cooperation in connection with any claims, lawsuits or proceedings that relate in any manner to Donald’s conduct or duties at Starbucks or that are based on facts about which Donald obtained personal knowledge while employed at Starbucks. In return, Starbucks agrees, at its sole cost and expense, to provide legal counsel on Donald’s behalf and to reimburse Donald for his direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred by Donald with respect to rendering such cooperation. Donald further agrees that he will not voluntarily become a party to, or directly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving Starbucks or that relates in any material way to his employment with Starbucks or that is based on facts about which Donald obtained personal knowledge while employed with Starbucks. Donald’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
     In the event that Starbucks calls upon Donald to be reasonably available to assist Starbucks in an advisory capacity regarding Starbucks’ business in 2008, Starbucks shall pay Donald a mutually agreeable fee and reimburse him all associated costs and expenses.
     10. Failure to Enforce. Any party’s failure to enforce this Agreement on the occurrence of one or more events that violate (or allegedly violate) this Agreement shall not constitute a waiver or release of any right to enforce this Agreement against subsequent violations.
     11. Severability. The provisions of this Agreement are severable, and, except for Paragraph 6, if any part of them are found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. If the first subparagraph of Paragraph 6 shall be held unlawful or unenforceable, any further obligations of Starbucks to Donald under Paragraph 2 shall immediately cease.
     12. Entire Agreement. This Agreement sets forth the entire understanding and agreement between Donald and Starbucks and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Donald’s employment with

Starbucks and the employment relationship, with the exception of (a) the attached Non-Competition Agreement (as modified in the second subparagraph of Paragraph 5 hereof) and (b) the Confidentiality Agreement, both of which shall remain fully enforceable and which are incorporated into this Agreement by reference. Donald acknowledges that, in executing this Agreement, Donald does not rely upon any representation or statement by any representative of Starbucks concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement. No modification or waiver of this Agreement shall be effective unless evidenced in a writing signed by both parties. This Agreement, including the attached Non-Competition Agreement, may be executed in one or more copies or counterparts and each such copy shall constitute a duplicate original of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, Starbucks, its successors and assigns, and Donald, his heirs, executors and administrators, and personal and legal representatives.
     13. Governing Law; Attorney’s Fees. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement, or the attached Non-Compensation Agreement, shall be brought in a court of competent jurisdiction in King County, Washington. In any action brought to enforce any obligation arising out of this Agreement, the substantially prevailing party shall be entitled to recover his or its reasonable attorney’s fees and costs.
     14. Knowing and Voluntary Agreement. Donald agrees that he has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Donald might have against Starbucks, except any claims under this Agreement. Donald agrees that he has not relied upon any representations or statements not set forth herein or made by Starbucks’ agents or representatives. Finally, Donald agrees that he has been advised to consult with an attorney prior to executing the Agreement, and that Donald has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Donald agrees that he has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. Donald may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by written notice timely delivered to the Executive Vice President, General Counsel and Secretary of Starbucks. This Agreement shall become effective following expiration of this seven (7) day period.

STARBUCKS CORPORATION	JAMES L. DONALD

By:	/s/ Paula E. Boggs	/s/ James L. Donald

Its:	evp,general counsel & secretary

Dated: January 22, 2008	Dated: January 22, 2008